Exhibit 4.10

English translation

AMENDING AGREEMENT No. 1

to Non-Revolving Loan Facility Agreement No. 5594

The City of Moscow	December 27, 2012

SBERBANK OF RUSSIA, an open joint stock company, organized and existing under the laws of the Russian Federation (company name in Russian: ) (the “Lender”), as represented by Fedor V. Sapronov, Managing Director and Director of the Lending and Project Financing Group of the Corporate Financing Department of Sberbank of Russia, acting by virtue of the Lender’s Articles of Association and under Power of Attorney No. 881D dated August 10, 2012, on the one hand; and

SOUTHERN KUZBASS COAL COMPANY OAO, an open joint stock company, organized and existing under the laws of the Russian Federation (company name in Russian: ) (the “Borrower”), as represented by Boris G. Nikishichev, Director General of Mechel Mining Management Company OOO, a limited liability company organized and existing under the laws of the Russian Federation (full company name in Russian: ; abbreviated company name in Russian: OOO ), registered under number (OGRN) 1085410004811, having its registered office at 1 Krasnoarmeyskaya Str., Moscow 125993, Russia (address in Russian: 125993,  ), acting as the sole executive body of Southern Kuzbass Coal Company OAO under the agreement on delegation of the sole executive body’s powers and authority of Southern Kuzbass Coal Company OAO to Mechel Mining Management Company OOO dated November 1, 2009 by and and by virtue of the Articles of Association of Mechel Mining Management Company OOO and of the Articles of Association of the Borrower, on the other hand;

the Lender and the Borrower being hereinafter collectively referred to as the “Parties”;

have entered into this amending agreement (the “Amending Agreement”) to the Non-Revolving Loan Facility Agreement No. 5594 dated October 9, 2012 (the “Loan Agreement”).

THE PARTIES HAVE AGREED AS FOLLOWS:

1.	To restate Clause 1.1 of the Loan Agreement as follows:

“1.1. The Lender agrees to extend to the Borrower a non-revolving loan facility to be used by the Borrower to finance its current activities, including, but not limited to, to repay loans taken out by the Borrower from other banks or to provide and/or repay Mechel Group’s intra-group loans, in the period up to and including October 6, 2017, with the commitment period and commitment amount as below:

Commitment Period	Commitment amount
From October 9, 2012, inclusively, up to and including March 31, 2012	Nine billion five hundred million Russian rubles (RUR9,500,000,000)

As used herein, the “Mechel Group” / “Mechel Group companies” means Mechel OAO, an open joint stock company, organized and existing under the laws of the Russian Federation (company name in Russian: ), having its registered office at 1 Krasnoarmeyskaya Str., Moscow, Russia (address in Russian:  1), Taxpayer Number (INN) 7703370008 and Company Number (OGRN) 1037703012896 (“Mechel”), and the companies the list of which is defined from time to time in Mechel’s consolidated financial statements for the last accounting period prepared in accordance with the U.S. Generally Accepted Accounting Principles (“U.S. GAAP”) and made available to the Lender at the time of execution of this Agreement or as required by Clause 8.2.7 hereof.

As used herein, the “Mechel Group’s intragroup loans” means any loans as may be extended by one Mechel Group company to another Mechel Group company.

The Borrower agrees to repay the loan to the Lender and to pay any loan interest and other fees or charges in the amount, by the due dates and otherwise as required by this Agreement.”

2.	To restate Clause 3.4 of the Loan Agreement as follows:

“3.4. The loan may be disbursed in the period ending on March 31, 2012 (the “Commitment Period End Date”). If the facility is not fully utilized by the Borrower by the Commitment Period End Date, the available balance of the loan commitment shall be closed.”

3.	This Amending Agreement shall take effect as of the date it is executed by both Parties and shall be deemed incorporated unto and constitute an integral part of the Loan Agreement.

4.	All the other terms and conditions of the Loan Agreement which are not amended hereby shall remain in full force and effect.

5.	This Amending Agreement is made in two counterparts having equal legal force, one for the Lender and one for the Borrower.

Section 5. Parties’ Location and Bank Details

5.1. Lender:

Location and mailing address: 19 Vavilov Str., Moscow 117997, Russia ( )

Taxpayer Number (INN): 7707083893

Company Number (OGRN): 1027700132195

Taxpayer Record Validity Code (KPP): 775001001

Russian National Company and Business Classification Code (OKPO): 00032537

For payments in RUR: Account No. 30301810500001000014; Correspondent Account No. 30101810400000000225 with OPERU of the Moscow GTU of the Bank of Russia; BIC 044525225

For payments in USD:

Account No. 30301840800001000014 with Sberbank, Moscow, SWIFT SABRRUMM

(HEAD OFFICE – ALL OFFICES in RUSSIA)

BANK OF NEW YORK MELLON NEW YORK, NY, SWIFT IRVT US 3N

For payments in EUR:

Account No. 30301978400001000014 with Sberbank, Moscow, SWIFT SABRRUMM

(HEAD OFFICE – ALL OFFICES in RUSSIA)

DEUTSCHE BANK AG FRANKFURT AM MAIN, SWIFT DEUTDEFF

Tel: (495) 747-3381; 957-5563; Fax: (495) 957-5561

5.2. Borrower:

Location: 6 Yunosti Str., Mezhdurechensk, Kemerovo Region, 652877, Russia ( )

Mailing address: 6 Yunosti Str., Mezhdurechensk, Kemerovo Region, 652877, Russia ( )

Taxpayer Number (INN): 4214000608

Company Number (OGRN): 1024201388661

Ruble Account No. 40702810026070100405 with Mezhdurechensky Branch No. 7763 of the Siberia Bank of the Sberbank of Russia

Tel: (384) 757-4370; Fax: (384) 757-4397

Email: mechel@mechel.com

PARTIES’ SIGNATURES

LENDER	BORROWER

Managing Director Director of the Lending and Project Financing Group of the Corporate Financing Department Sberbank of Russia	Director General of the management company - Mechel Mining Management Company OOO

/s/ Fedor V. Sapronov	/s/ Boris G. Nikishichev
/seal/:	/seal/:

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